Exhibit 5.2

Norton Rose Fulbright US LLP 1550 Lamar St. , Suite 2000 Houston, Texas 77010-4106 United States Tel +1 713 651 5151 Fax +1 713 651 5246 nortonrosefulbright.com

September 3, 2025

Crown Reserve Acquisition Corp. I
Cricket Square, Hutchins Drive,
PO Box 2681
Grand Cayman KY1-1111,
Cayman Islands

Re: Crown Reserve Acquisition Corp. I Registration Statement on Form S-1

Reference is made to the Registration Statement on Form S-1 (“Registration Statement”) filed by Crown Reserve Acquisition Corp. I (“Company”), a Cayman Islands company, under the Securities Act of 1933, as amended (“Act”), covering (i) 15,000,000 units (“Firm Units”), with each Firm Unit consisting of one ordinary share of the Company, par value $0.0001 per share (the “Ordinary Shares”), one-half of one redeemable warrant (“Warrant”), and one right (“Right”), each Right entitling the holder to receive one-fifth of one Ordinary Share upon consummation of an initial business combination, to Polaris Advisory Partners, a division of Kingswood Capital Partners LLC, the representative of the underwriters (the “Underwriters”), (ii) up to 2,250,000 units (the “Over-Allotment Units”), with each Over-Allotment Unit consisting of one Ordinary Share, one Warrant, and one Right, which the Underwriters will have a right to purchase from the Company to cover over-allotments, if any, (iii) all of the Ordinary Shares, Warrants, and Rights included in the Firm Units and Over-Allotment Units, and (iv) 375,000 units (or up to 431,250 units if the underwriters’ over-allotment option is exercised in full) to the Underwriters upon the consummation of this initial public offering as part of the underwriting compensation in connection with this offering (“Polaris Units”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, we are of the opinion that:

1. The Firm Units, Over-Allotment Units, and Polaris Units, when duly executed, issued and delivered against payment therefor in accordance with and in the manner described in the Registration Statement, will constitute legal, valid and binding obligations of the Company under the laws of the State of New York, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

2. The Warrants included in the Firm Units, Over-Allotment Units, and Polaris Units, when duly executed in accordance with the Warrant Agreement governing the Warrants and issued and delivered in accordance with and in the manner described in the Registration Statement and the Warrant Agreement, will constitute legal, valid and binding obligations of the Company under the laws of the State of New York, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

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September 3, 2025 Page 2

3. The Rights included in the Firm Units, Over-Allotment Units, and Polaris Units, when duly executed in accordance with the Rights Agreement governing the Rights and issued and delivered in accordance with and in the manner described in the Registration Statement and the Rights Agreement, will constitute legal, valid and binding obligations of the Company under the laws of the State of New York, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours, /s/ Norton Rose Fulbright US LLP Norton Rose Fulbright US LLP